Exhibit 12.1

                            CHARTWELL RE CORPORATION

                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                Year ended December 31,
                                     -------------------------------------------
                                       1997    1996     1995     1994    1993
                                       ----    ----     ----     ----    ----

Earnings Before Fixed Charges:
Income (loss) from continuing
  operations before income taxes.... $37,874  $32,520  $8,939  $(5,120)  $6,763
Interest and debt expense...........  12,050    9,412   7,734    6,580    4,662
Interest portion of rental expense..     943      462     244      224      182
                                         ---      ---     ---      ---      ---
Earnings before fixed charges....... $50,867  $42,394  $16,917   $1,684  $11,607
                                     =======  =======  =======   ======  =======

Fixed Charges:
Interest and debt expense........... $12,050   $9,412  $7,734   $6,580   $ 4,662
Interest portion of rental expense..     943     463      244      224       182
                                         ---     ---      ---      ---       ---
Fixed charges....................... $12,993   $9,874   $7,978   $6,804  $ 4,844
                                     =======   ======   ======   ======   ======
Ratio of earnings to fixed charges..   3.91x    4.29x    2.12x    0.25x    2.40x
                                       ====     ====     ====     ====     ====